Paritz & Company, P.A.
certified public accountants

15 Warren Street, Suite 2
Hackensack, New Jersey 0760
(201) 342-775
Fax: (201) 342-759

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
CLS Capital Group, Inc. (formerly known as Accelerated Acquisitions III, Inc.)

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 30, 2010 with respect to our audit of the financial statements of Accelerated Acquisitions V, Inc. as of December 31, 2009 and 2008 and for the years then ended.

We further consent to the reference to our firm under the caption "Experts" appearing in the Prospectus of such Registration Statement.

Paritz & Company P.A.

Partiz & Company, P.A.
Certified Public Accountants

Hackensack, New Jersey
June 30, 2010